This Agreement for Delivery and Use of List of  Limited
          Partners ( Agreement ) is entered into as of October, 1996 by and between T. Rowe Price Realty Income Fund IV Management, Inc., a Maryland corporation (the General Partner ) Ray Wirta, an individual ( Wirta ) and Koll Real Estate Services, a Delaware corporation ( Koll ) with respect to a list of limited partners of T. Rowe Price Realty Income Fund IV, America s Sales-Commission-Free Real Estate Limited Partnership, a Delaware Limited Partnership (the Partnership ).

                    WHEREAS the General Partner is the general partner of the Partnership, and Wirta, pursuant to an Assignment and Sale Agreement dated November __, 1996 between Wirta and Michael A. Braver, a limited partner of the Partnership ( Braver ), succeeds to Braver s interest in the Partnership;

                    WHEREAS Paragraph 12.1 of the Partnership Agreement provides that the effective date of the assignment on which Wirta shall be deemed an Assignee of Record shall be the first day of the first full calendar quarter following the later of (a) the date set forth on the written instrument of assignment or (b) the date on which the Partnership has actual notice of the assignment of Units (as herein after defined);

                    WHEREAS Paragraph 13 of the Partnership Agreement provides that Partnership Agreement will be amended to reflect the admission of a substitute limited partner upon satisfaction of the provisions of Paragraph 12 of the Partnership Agreement and shall be done at least once in each calendar quarter;

                    WHEREAS in accordance with the provisions of Paragraphs 12 and 13 of the Partnership Agreement Wirta will become a substitute limited partner as of January 1, 1997;

                    WHEREAS to reflect the intent of the Assignment and Sale so that Wirta immediately succeeds to the interest of Braver in the Partnership and to protect the Partnership and the limited partners from harm and preclude interference with the orderly dissolution and liquidation of the Partnership by the General Partner as publicly disclosed by the General Partner, Wirta and Braver have entered into an Agreement and Waiver Relating to Assignment and Sale as of November __, 1996 (the Waiver )
          whereby  Braver  irrevocably  waives  any  and all  rights  under
          Section   17-305  of   the  Delaware   Revised   Uniform  Limited
          Partnership Act and Paragraph Section 14 of the Partnership Agreement and Braver has granted to Wirta an irrevocable proxy pursuant  to  Paragraph  16  of  the Partnership  Agreement  (the
           Proxy ) to vote,  or to execute and deliver  written consents or otherwise act  with respect  to all Units  owned by  Braver until
          Wirta  is admitted  to  the Partnership  as a  substitute Limited
          Partner;

                    WHEREAS  Wirta  has requested  a  list ( List )  of the









          names, addresses, and number of units of limited partnership interest ( Units ) held by each of the limited partners in the Partnership; and

                    WHEREAS Wirta has represented that he is requesting the list for the purpose of making a tender offer, regardless of whether any others make such offers, for Units in concert with Koll and affiliates of Koll which are controlled by Koll ( Koll Affiliates ); and

                    WHEREAS General Partner believes that it is necessary to establish reasonable standards, including certain restrictions to be placed on the use of the List by Wirta, Koll and the Koll Affiliates, in order to protect the Partnership and the limited partners from harm and preclude interference with the orderly dissolution and liquidation of the Partnership by the General Partner as publicly disclosed by the General Partner;

                    WHEREAS   the  General   Partner  believes   that  this
          Agreement, in conjunction with the Waiver and the Proxy, meets the goals of such standards;

                    THEREFORE, in consideration of the representations, promises, and covenants of Wirta and Koll as contained herein, General Partner hereby agrees to deliver the list to Wirta on magnetic floppy disk, and Wirta and Koll jointly and severally represent, promise and covenant on behalf of themselves and their affiliates and the Koll Affiliates that they will use the List only in accordance with the following:

                    1. Wirta,  Koll and  the Koll  Affiliates (collectively
                     Offerors ) shall utilize the list only for the purpose
                    of making a single  written offer by Offerors, and  any
                    amendments thereto, to limited partners to purchase Units ( Tender Offer ), whether such Tender Offer shall constitute a tender offer or not, and shall solicit each limited partner no more than once in connection with such tender offer. Offerors will keep the List confidential and will not disclose it to anyone, including any affiliated or unaffiliated persons or entities, other than a professional mailing house, information agent, or depository in connection with the Tender Offer. The Tender Offers will be transmitted by Offerors within 30 days after delivery of the List to Wirta and Koll.

                    2.  Offerors  shall  simultaneously  copy  the  General
          Partner   by fax on any Tender Offer and any amendment thereto.

                    3. After the expiration of the Tender Offer, Wirta shall return the List to the General Partner and destroy it in a manner which cannot be retrieved any and all copies thereof and works derived therefrom, whether in written, electronic, or other form, and deliver an affidavit to the General Partner that Offerors have complied with the provisions of this section 3.









                    4. Offerors will not make and will not cause to be made more than one unsolicited telephone call to each limited partner in connection with the Tender Offer, provided that an additional phone call may be made in connection with any material amendment to the Tender Offer. An unsolicited telephone call shall be deemed made when Offerors or their agent call a limited partner and either speak with an individual or leave a message for the limited partner.

                    5. Offerors will not purchase Units which, when taken together with all other Units beneficially owned by all Offerors, affiliates of Offerors, or any person or entity participating in the purchasing group (collectively the Group ) cause the members of the Group to be the beneficial owners of 46% or more of the outstanding Units.

                    6. Any Tender Offer shall include the following disclosure:

                         A. That the price being offered by Offerors for Units was determined based on an estimate by Offerors of the current net asset value of the Units, to which a discount was then applied by Limited Partner.

                         B. The existence of third-party resale services, the range of prices paid for Units in secondary market sales for the year preceding the transmission of the Tender Offer, and a statement as to the source of such information.

                         C. The most recent estimated unit value published by the General Partner prior to the transmission of the Tender Offer.

                         D. That the General Partner disclosed in its quarterly report to limited partners for the quarter ended June 30, 1996 a plan of disposition for the properties owned by the Partnership.

                         E. The identity of all persons or entities for whose benefit, directly or indirectly, the Tender Offer is made.

                    7. In any vote of the limited partners subsequent to the date hereof, Offerors will vote any and all Units owned by it, directly or indirectly, pro rata to the vote of all other limited partners.

                    8. From and at all times after the date of this agreement none of the Offerors will, either individually or in concert with others, attempt to remove the General Partner from its position as general

                                          15









                    partner of the Partnership, provided that a vote by one or more of Offeror in accordance with the provisions of section 7 hereof shall not constitute a breach of this
                    section 8.

                    9. From and at all times after the date of this agreement none of the Offerors will act, either individually or in concert with others, to effect a change in control of the Partnership, provided that a vote by one or more of Offeror in accordance with the provisions of section 7 hereof shall not constitute a breach of this section 9.

                    10. Offerors will not transfer any interest, direct or indirect, in all or any of the Units acquired by either of them in the Tender Offer unless the transferee or transferees agree in writing for the benefit of the Partnership and the General Partner, in a form reasonably satisfactory to the Partnership and the General Partner, to abide by and comply with all of the terms, promises and covenants made by Offerors herein, provided however that the Offerors may collectively transfer no more than 5% of the Units and section 10 shall not apply to such transfer. For purposes of the preceding sentence, the transfer of less than 5% of such units may be made in one or more transactions so long as all such transfers, when added together, do not exceed 5%.

                    11. In the event the transfer of Units presented for transfer within a tax year of the Partnership could cause the Partnership to be treated as a publicly traded partnership for federal tax purposes, the General Partner will accept such transfers only after receiving from Offeror an opinion of reputable counsel satisfactory to the General Partner that the recognition of such transfers will not cause the Partnership to be treated as a publicly traded partnership under the Internal Revenue Code of 1986, as amended.

                    12. This Agreement shall be governed by and construed in accordance with Delaware law without regard to choice of law rules.

          Agreed and accepted,

          T. ROWE PRICE REALTY INCOME FUND IV MANAGEMENT, INC..

          BY:

          TITLE:

          DATE:













          RAY WIRTA


          KOLL REAL ESTATE SERVICES

          BY:

          TITLE:

          DATE: